Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of
Eagle Rock Energy Partners, L.P.:
We consent to the incorporation by reference in Registration Statement No. 333-139612 on Form S-8 of our report dated April 2, 2007, relating to the financial statements of Eagle Rock Energy Partners, L.P., appearing in this Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
April 2, 2007